EXHIBIT 99
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SEACOR SMIT LOGO                                         STIRLING SHIPPING LOGO


                                                                   PRESS RELEASE

                        SEACOR SMIT AND STIRLING SHIPPING
                                CLOSE TRANSACTION

HOUSTON, TEXAS
May 4, 2001

FOR IMMEDIATE RELEASE -- SEACOR SMIT Inc. (NYSE:CKH) and Stirling Shipping Holdings Limited ("Stirling Shipping"), a private UK company based in Glasgow, Scotland, announced today that they had closed the acquisition by SEACOR of all of the outstanding share capital of Stirling Shipping.

Purchase consideration was determined by the estimated adjusted net assets of Stirling Shipping at closing and totaled approximately 54.3 million Pounds Sterling ("(pound)"). 55% or approximately (pound)29.9 million of the consideration was paid in cash, 27% or approximately (pound)14.7 million in one year loan notes, and 18% in 285,852 shares of SEACOR common stock. Stirling Shipping's long term debt at closing was approximately (pound)43.0 million. The total consideration is subject to adjustment based on finalization of the closing balance sheet.

SEACOR SMIT and its subsidiaries engage in two primary activities: (i) operation of a diversified fleet of marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the US Gulf of Mexico, offshore West Africa, the North Sea, the Far East, Latin America, and other foreign regions and (ii) provision of environmental services domestically and internationally, including marine oil spill response, training, and consulting.

This release includes "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. Statements herein that describe the Company's business strategy, industry outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, including risks associated with the level of oil and natural gas exploration, the availability of competitive vessels, and the level of oil and natural gas prices. Forward-looking statements included in this release speak only as of the date of this release and SEACOR disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect SEACOR's Form 10-K for the fiscal year ended December 31, 2000 and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which are incorporated by reference.

For additional information, contact Randall Blank at (212) 307-6633 or visit SEACOR's website at www.seacormarine.com. For Stirling Shipping, contact James Cowderoy at +44 141 352 5600 or visit Stirling's website at www.stirling-shipping.com.